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Exhibit 10-5

               MORTGAGE LOAN WAREHOUSING AGREEMENT

THIS MORTGAGE LOAN WAREHOUSING AGREEMENT (the "Agreement") is made and dated as of the 22nd day of July, 1999, by and among FIRST MORTGAGE CORPORATION, a California corporation (the "Company"); the lenders from time to time party hereto, together with their respective successors and assigns (each a "Lender and, collectively, the "Lenders"); and NATIONSBANK, N.A., a national banking association, as administrative agent (in such capacity, the "Administrative Agent").

                            RECITALS

A. The Company has requested the Lenders to extend credit to the Company in the form of a revolving mortgage warehousing line of credit and that the Administrative Agent agree to act as administrative agent for the benefit of the Lenders with respect thereto.

B. The Company, the Administrative Agent and the Lenders desire to enter into this Agreement to evidence the willingness of the Lenders to provide such credit facility and of the Administrative Agent to act on their behalf with respect thereto and to set forth the rights and obligations of the parties with respect to such credit facility on the terms and subject to the conditions set forth herein and in the other Loan Documents (as that term and capitalized terms not otherwise defined herein are used with the meanings given such terms in the Glossary attached hereto as Appendix I and by this reference incorporated herein).

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                            AGREEMENT

1.   Tranche A Credit Facility (Standard Loans).

1(a) Tranche A Lending Limit. On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall from time to time to but not including the Maturity Date make loans (the "Standard Loans" or a "Standard Loan"), pro rata in accordance with their respective Percentage Shares, to the Company in amounts not to exceed, in the aggregate at any one time outstanding, the lesser of.'

(1) The Aggregate Credit Limit minus the aggregate dollar amount of Gestation Loans and Swing Line Loans outstanding on such date (including all Gestation Loans and Swing Line Loans to be funded on the proposed date of funding of the requested Standard Loans but excluding Loans which will be repaid with proceeds of Loans to be funded on such date); and
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(2)    The Collateral Value of the Warehouse Borrowing Base
minus the aggregate dollar amount of all Swing Line Loans outstanding on such date (including all Swing Line Loans to be funded on the proposed date of funding of the requested Standard Loans but excluding Loans which will be repaid with the proceeds of the Loans to be funded on such date).

1(b) Calculation and Payment of Interest. Standard Loans shall bear interest from the date disbursed to but not including the date of payment calculated on the principal amount of Standard
Loans outstanding from time to time hereunder at a per annum rate equal to, at the option of and as selected by the Company from time to time (subject to the provisions of Paragraphs 4(c), 4(d) and 4(e) below), (i) the Applicable Eurodollar Rate for the applicable Interest Period, (ii) the daily average Applicable Effective Fed
Funds Rate during the applicable interest computation period, or
(iii) the Reference Rate during the applicable interest computation period, said interest to be payable as provided more particularly in Paragraph 4(b) below.

1 (c) Payment of Principal. Subject to the prepayment requirements of Paragraph 5(f) below and the conversion and continuation provisions of Paragraph 4(c) below, the Company shall pay the principal amount of each Standard Loan being maintained as a Eurodollar Loan on the last day of the applicable Interest Period and shall pay the principal amount of each Standard Loan being maintained as an Effective Fed Funds Rate Loan or a Reference Rate Loan on the Maturity Date.

2.   Tranche B Credit Facility (Gestation Loans).

2(a) Tranche B Lending Limit. On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall from time to time to but not including the Maturity Date make loans (the "Gestation Loans" or a "Gestation Loan"), pro rata in accordance with their respective Percentage Shares, to the Company in amounts not to exceed, in the aggregate at any one time outstanding, the least off

(1) The Aggregate Credit Limit minus the aggregate dollar amount of Standard Loans and Swing Line Loans outstanding on such date (including all Standard Loans and Swing Line Loans to be funded on the proposed date of funding of the requested Standard Loans but excluding Loans which will be repaid with proceeds of Loans to be funded on such date);

(2)  The Collateral Value of the Gestation Loans Borrowing Base;
and

(3)  The Gestation Credit Sublimit.

2(b) Calculation and Payment of Interest. Gestation Loans shall bear interest from the date disbursed to but not including the date of payment calculated on the principal amount of Gestation Loans outstanding from time to time hereunder at a per annum rate equal to, at the option of and as selected by the Company from time to time (subject to the provisions of Paragraphs 4(c), 4(d) and 4(e) below), the Applicable Eurodollar Rate for the applicable Interest
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Period or the daily average Applicable Effective Fed Funds Rate during the applicable interest computation period, said interest to be payable as provided more particularly in Paragraph 4(b) below.

2(c) Payment of Principal. Subject to the prepayment requirements of Paragraph 5(f) below and the conversion and continuation provisions of Paragraph 4(c) below, the Company shall pay the principal amount of each Gestation Loan being maintained as a Eurodollar Loan on the last day of the applicable Interest Period and shall pay the principal amount of each Gestation Loan being maintained as an Effective Fed Funds Rate Loan on or before the Maturity Date.

3.   Tranche C Credit Facility (Swing Loans).

3(a) Tranche C Lending Limit. On the terms and subject to the conditions set forth herein, the Swing Line Lender agrees that it shall from time to time to but not including the Maturity Date make loans (the "Swing Line Loans" or a "Swing Line Loan") to the Company in amounts not to exceed, in the aggregate at any one time outstanding, the least of.'

(1)  The Tranche C Credit Limit; and


(2) The Aggregate Credit Limit minus the aggregate dollar amount of Standard Loans and Gestation Loans outstanding on such date (including all Standard Loans and Gestation Loans to be funded on the proposed date of funding of the requested Swing Line Loans but excluding Loans which will be repaid with proceeds of Loans to be funded on such date); and

(3) The Collateral Value of the Warehouse Borrowing Base minus the aggregate dollar amount of all Standard Loans outstanding on such date (including all Standard Loans to be funded on the proposed date of funding of the requested Swing Line Loans but excluding Loans which will be repaid with proceeds of Loans to be funded on such date).

3(b) Funding of Swing Line Loans. Upon receipt by the Administrative Agent or a Loan and/or Interest Rate Election Request for a Swing Line Loan, it shall so notify the Swing Line Lender thereof as provided in Paragraph 5(b) below, and the Swing Line Lender shall advance the amount of the Swing Line Loan or Loans requested for the purpose of funding the Company's operations on a daily basis without requiring daily fundings from the applicable Lenders.

3(c) Refunding of Swing Line Loans by Lenders. Swing Line Loans shall be refunded by the Lenders to the Swing Line Lender upon demand of the Swing Line Lender in its sole discretion through the Administrative Agent, which demand will be made no less frequently than weekly (and, in any event, on each Wednesday or, if any Wednesday is not a Business Day, the immediately preceding Business Day). All Swing Line Loans shall be automatically designated as Standard Loans on and as of such refunding date. Such refundings shall be made by the Lenders (including the Swing Line Lender) in accordance with their respective Percentage
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Shares and shall, thereafter, be reflected as Standard Loans of the Lenders on the books and records of the Administrative Agent and the Lenders. Subject to Paragraph 3(f) below, the Administrative Agent shall, upon the occurrence of an Event of Default and acceleration of the Obligations, request a refunding hereunder of all Swing Line Loans outstanding as of such date.

3(d) Calculation and Payment of Interest. Swing Line Loans shall bear interest from the date disbursed to but not including the refunding date or the date of payment calculated on the principal amount of Swing Line Loans outstanding from time to time hereunder during the applicable interest calculation period at the daily average Applicable Effective Fed Funds Rate, said interest to be payable as provided more particularly in Paragraph 4(b) below.

3(e) Payment of Principal. Subject to the prepayment requirements of Paragraph 5(f) below and earlier refunding pursuant to Paragraph 3(c) above, the Company shall pay the principal amount of each Swing Line Loan on the Maturity Date.

3(f) Absolute Obligation to Refund. It is expressly acknowledged and agreed by the Lenders and the Company that the obligation of the Lenders to refund Swing Line Loans shall be absolute and unconditional and shall be effected by the Lenders upon telephonic request of the Administrative Agent regardless of whether at the proposed refunding date there shall exist an Event of Default or Potential Default hereunder; provided, however, that the obligation of the Lenders to refund Swing Line Loans made by the Swing Line Lender on any date on which the Swing Line Lender's personnel responsible for administering the credit facility hereunder had actual knowledge of the existence of an Event of Default, shall be limited to those Swing Line Loans made on such date with the consent (which may be telephonic) of those Lenders with the authority to waive such Event of Default. In the event for any reason the Lenders shall be prohibited from refunding their respective ratable portion of Swing Line Loans as Standard Loans as provided herein, then instead of refunding Swing Line Loans as Standard
Loans, upon request of the Swing Line Lender and subject to the proviso of the immediately preceding sentence, each Lender (other than the Swing Line Lender) shall purchase and take from the Swing Line Lender an individual participation interest in all Swing Line Loans outstanding hereunder in the amount of such Lender's Percentage Share thereof.

4.    Interest Rate and Yield-Related Provisions.

4(a) Initial Rate. All Loans shall initially be funded as Effective Fed Funds Rate Loans and, thereafter, shall be maintained, at the election of the Company made from time to time as permitted herein, as Effective Fed Funds Rate Loans, Reference Rate Loans and/or Eurodollar Loans.

4(b) Payment of Interest and Fees. Interest accruing on Effective Fed Funds Rate Loans and Reference Rate Loans shall be payable monthly, in arrears, as provided hereinbelow; interest accruing on Eurodollar Loans shall be payable at the end of the applicable Interest Period. The Administrative Agent shall (1) in the case of Effective Fed Funds Rate Loans and Reference Rate Loans, on or before the fifth Business Day of each month, and
(2) in the case of Eurodollar Loans, on the last day of the applicable Interest Period, deliver to the Company an interest and fee billing for the immediately preceding month or Interest Period, as
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the case may be, which billing shall set forth interest accrued and payable on Loans and fees payable hereunder for such period to be collected by the Administrative Agent for remittance to the Lenders and which billing shall be payable, in the case of a billing delivered pursuant to subparagraph (I) above, no later than the second Business Day following receipt thereof by the Company and, in the case of a billing delivered pursuant to subparagraph (2) above, on the last day of the applicable Interest Period.

4(c) Conversion and Continuation.

(1) The Company may elect from time to time to convert Standard Loans and Gestation Loans outstanding as Effective Fed Funds Rate Loans or Reference Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 9:00 a.m. (Los Angeles time) on the third Eurodollar Business Day preceding the proposed conversion date (which notice shall be provided by the Administrative Agent to the Lenders no later than 9:30 a.m. (Los Angeles time) on such date).

(2)    The Company may elect from time to time to convert
Standard Loans and Gestation Loans outstanding as Effective Fed
Funds Rate Loans to Reference Rate Loans by giving the
Administrative Agent irrevocable notice of such election no later than 9:00 a.m. (Los Angeles time) on the proposed conversion date (which notice shall be provided by the Administrative Agent to the Lenders no later than 9:30 a.m. (Los
Angeles time) on such date).

(3) The Company may elect to convert Standard Loans and Gestation Loans outstanding as Reference Rate Loans to Effective Fed Funds Rate Loans by giving the Administrative Agent irrevocable notice of such election no later than 9:00 a.m. (Los Angeles time) on the proposed conversion date (which notice shall be provided by the Administrative Agent to the Lenders no later than 9:30 a.m. (Los Angeles time) on such date).

(4) The Company may elect to convert Standard Loans and Gestation Loans outstanding as Eurodollar Loans to Effective Fed Funds Rate Loans or Reference Rate Loans effective upon the last day of the applicable Eurodollar Interest Period by giving the Administrative Agent irrevocable notice of such election no later than 9:00 a.m. (Los Angeles time) on the conversion funding date (which notice shall be provided by the Administrative Agent to the Lenders no later than 9:30 a.m.
(Los Angeles time) on such date).

(5) Any Eurodollar Loan may be continued as such upon the expiration of the Interest Period with respect thereto by the Company giving the Administrative Agent prior irrevocable notice of such election no later than 9:00 a.m. on the third Eurodollar Business Day preceding the proposed continuation date (which notice shall be provided by the Administrative Agent to the Lenders no later than 9:30 a.m. (Los Angeles time) on such date). If the Company shall fail to give notice as provided above, the Company shall be deemed to have elected to convert any affected
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Eurodollar Loan to an Effective Fed Funds Rate Loan on the last day of the applicable Interest Period.

(6) No Loan shall be funded or continued as a Eurodollar Loan and no Loan shall be converted into a Eurodollar Loan if an Event of Default or Potential Default has occurred and is continuing on the day occurring three Eurodollar Business Days prior to the date of, or on the date of, any requested funding, continuation or conversion.

(7) All or any part of outstanding Standard Loans and Gestation Loans may be converted pursuant to this paragraph 4(c); provided, however, that partial conversions shall be in the principal amount of $5,000,000.00 or whole multiples of $1,000,000.00 in excess thereof, and in the case of conversions into Eurodollar Loans, after giving effect thereto to the aggregate of the then number of Eurodollar Loans of each Lender having a different Interest Period shall not exceed three (3).

(8) Each request for the funding, continuation or conversion of a Loan shall be evidenced by the timely delivery by the Company to the Administrative Agent of a duly executed Loan and/or Rate Request (which delivery may be by facsimile transmission).

4(d) Inability to Determine Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period, the Administrative Agent shall forthwith give facsimile notice of such determination, confirmed in writing, to each Lender and to the Company. If such notice is given: (1) any Standard Loan and Gestation Loan that was to have been converted to a Eurodollar Loan shall be continued as an Effective Fed Funds Rate Loan, and
(2) any outstanding Eurodollar Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to an Effective Fed Funds Rate Loan. Until such notice has been withdrawn by the Administrative Agent, the Company shall not have the right to convert a Standard Loan or Gestation Loan to a Eurodollar Loan or to continue a Eurodollar Loan.

4(e) Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement: (1) the commitment of such Lender hereunder to make or to continue Eurodollar Loans or to convert Effective Fed Funds Rate Loans or Reference Rate Loans to Eurodollar Loans shall forthwith be suspended, and (2) such Lender's Standard Loans and Gestation Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Effective Fed Funds Rate Loans at the end of their respective Interest Periods or within such earlier period as is required by law. In the event of a conversion of any Standard Loan or Gestation Loan prior to the end of its applicable Interest Period as provided herein, the Company hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts
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required pursuant to Paragraph 4(h) below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Loans and all other Obligations.

4(f) Requirements of Law; Increased Costs. In the event that any applicable law, order, regulation, treaty or directive issued after the Effective Date by any central bank or other Governmental Authority, or any change after the Effective Date in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued subsequent to the date hereof by any central bank or other Governmental Authority:

(1) Does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loans made hereunder, or change the basis of taxation of payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for a change in the rate of tax on the overall net income of, or franchise taxes payable by, such Lender);

(2) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any applicable lending office of such Lender making Loans hereunder which are not otherwise included in the determination of the Effective Fed Funds Rate or the Eurodollar Rate; or

 (3) Does or shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining any Loan or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of such Lender or any Person controlling such Lender, then, in any such case, the Company shall promptly pay to the Administrative Agent for remittance to such Lender, upon its receipt of the certificate described below, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as reasonably determined by such Lender with respect to this Agreement or Loans made hereunder. If a Lender becomes entitled to claim any additional amounts pursuant to this Paragraph (f), it shall promptly notify the Company through the Administrative Agent of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Loans and all other Obligations.

4(g) Funding. Each Lender shall be entitled to fund all or any portion of Loans held by it in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder in respect of Eurodollar Loans shall be conducted as though all Lenders actually fund all Eurodollar Loans through the purchase in
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London of offshore dollar deposits in the amount of the relevant
Eurodollar Loan in maturities corresponding to the applicable
Interest Period.

4(h) Prepayment Premium. In addition to all other payment obligations hereunder, in the event: (1) any Eurodollar Loan is prepaid prior to the last day of the applicable Interest Period, as applicable, whether following a voluntary prepayment, mandatory prepayment, application of proceeds from the sale of Collateral or otherwise, or (2) the Company shall fail to continue or to make a conversion to a Eurodollar Loan after the Company has given notice thereof as provided in Paragraph 4(c) above, then the Company shall promptly pay to the Lenders holding the Loans prepaid or not continued or converted, through the Administrative Agent, an additional premium sum compensating each Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment. The Company acknowledges that such losses, costs and expenses are difficult to quantify and that, in the case of the prepayment of or failure to continue or convert to a Eurodollar Loan, the following formula represents a fair and reasonable estimate of such losses, costs and expenses:

Amount            [Applicable       Eurodollar Rate ]   Days Remaining
Being             [Eurodollar Rate  for such Incre- ]   in Interest
Prepaid or        [for Increment    ment for Days   ]x  Period
Being     x       [Being Prepaid    Remaining in    ]   360
Not Convened      [or Not           Interest        ]
or Continued      [Converted        Period          ]
                  [or Continued     (as quoted on the first
                                    Eurodollar Business
                                    Day following Lenders'
                                    receipt of notice thereof)

For purposes of calculating the current Eurodollar Rate for the days remaining in the Interest Period for the increment being prepaid or not converted or continued, said current Eurodollar Rate shall be an interest rate interpolated between Eurodollar Rates quoted for standard calendar periods for subsequent months' maturities in accordance with normal conventions.

4(i) Buy-Down Provisions. Notwithstanding anything contained in this Agreement, the Company and any individual Lender (as used in this Paragraph 4(i), a "Buy-Down Lender") may notify the Administrative Agent in writing that the Company and such Buy-Down Lender have entered into a Buy-Down Agreement with respect to all or a portion of the Loans from time to time outstanding held by such Buy-Down Lender, and that, pursuant to said Buy-Down Agreement, the interest otherwise payable by the Company to such Buy-Down Lender during any interest calculation period shall be reduced based on the amount of Available Deposits maintained by the Company with such Buy-Down Lender. Prior to the occurrence of an Event of Default and acceleration of the Obligations, each Buy-Down Lender shall bill the Company directly for all interest accrued and payable to such Buy-Down Lender on account of Loans from time to time outstanding held by such Buy-Down Lender. The Administrative Agent, in rendering any monthly interest billing pursuant to Paragraph 4(b) above shall have no obligation to bill any interest payable to a Buy-Down Lender or to verify the amount of any
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Available Deposits supporting the pricing of Loans held by any
Buy-Down Lender or the monthly interest amount payable to any Buy-Down Lender, including without limitation, any deficiency fees or other amounts payable to such Lender by the Company under the applicable Buy-Down Agreement. The Company shall pay all interest, and any deficiency fees or other amounts payable under its Buy-Down Agreement with each Buy-Down Lender, directly to such Buy-Down Lender within ten (10) calendar days of receipt of a billing statement from such Buy-Down Lender. Any Buy-Down Lender may elect not to make demand for the payment of deficiency fees accruing in respect of Available Deposits from time to time and it is expressly agreed and understood that: (1) any such deficiency fee shall not, by reason of such failure of such Buy-Down Lender or otherwise, be deemed to have been waived by such Buy-Down Lender (except as such waiver is expressly acknowledged in writing by such Buy-Down Lender from time to time), and (2) all deficiency fees accrued and unpaid hereunder and not so expressly waived, whether or not previously declared due and owing by any such Buy-Down Lender, shall automatically be due and payable in full upon the Maturity Date.

4(j) Computations. All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed.

4(k) Post-Default Interest. Following the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest from the date due until paid in full at a per annum rate equal to three percent (3%) above the Effective Fed Funds Rate.

5.   Miscellaneous Lending Provisions.

5(a) Use of Proceeds. Other than the initial Loans funded hereunder on the Effective Date which shall be utilized to pay in full all Indebtedness of the Company outstanding under the Existing Credit Facility, the proceeds of all Standard Loans and/or Swing Line Loans shall be utilized by the Company solely for the purpose of originating and/or acquiring Mortgage Loans (and to repay Swing Line Loans) and to support working capital needs. The proceeds of all Gestation Loans shall be utilized by the Company solely for the purpose of financing the gestation of Mortgage-Backed Securities after their initial certification.

5(b) Request For New Loans; Determination of Availability;
Making of New Loans.

(1) On any Business Day that the Company desires to borrow hereunder, it shall deliver a Loan and/or Interest Rate Election
Request to the

Administrative Agent no later than: (i) in the case or a Standard Loan or a Gestation Loan, 10:00 a.m. (Los Angeles time), and (ii) in the case of a Swing Line Loan, 1:00 p.m. (Los Angeles time) on such date. Except for a request for a Swing Line Loan made after 10:00 a.m. (Los Angeles time) on a given date, only one Loan and/or Interest Rate Election Notice per tranche shall be submitted to the Administrative Agent on any date.


(2) Upon receipt of a Loan and/or Interest Rate Election Request, the Administrative Agent shall make a Determination of Availability with respect to any requested Loans, which Determination of Availability shall be based upon information provided to the Administrative Agent by the Collateral Agent pursuant to Paragraph 5 of the Security Agreement. In the event the Administrative Agent shall have determined that the Collateral Value of the Warehouse Borrowing Base or the Collateral Value of the Gestation Loans Borrowing Base, as applicable, is sufficient to support the requested borrowings, the Administrative Agent shall: (i) in the case of any Loan other than a Swing Line Loan, so notify the Lenders (which notification may be telephonic) no later than 11:30 a.m. (Los Angeles time) on the date of the delivery of such Loan and/or Interest Rate Election Request of each Lender's respective Percentage Share thereof and (ii) in the case of a Swing Line Loan, so notify the Swing Line Lender (which notification may be telephonic) no later than 1:15 p.m. (Los Angeles time) on the date of delivery of such Loan and/or Interest Rate Election Request of the Swing Line Loan to be funded with respect thereto. Thereafter, each Lender shall make its Percentage Share and the Swing Line Lender shall make the amount of the requested Swing Line Loan available by wiring such amount in immediately available same day funds to the Administrative Agent no later than: (i) in the case of Loans other Swing Line Loans, 12:00 p.m. (Los Angeles time) on the date of request therefor, and
(ii) in the case of Swing Line Loans, 1:30 p.m. (Los Angeles time) on the proposed funding date.

(3) Unless the Administrative Agent shall have received notice from a Lender prior to a proposed funding deadline that such Lender will not make available to the Administrative Agent such Lender's portion of the proposed Loan or Loans, the Administrative Agent may assume that such Lender has made such portion available on the proposed funding date in accordance with this Paragraph 5(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent such Lender shall not have so made such portion available, such Lender and the Company jointly and severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, in the case of the Company at the interest rate applicable at the time to the subject Loan or Loans, and in the case of such Lender at the Effective Fed Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's applicable Percentage Share of such Loan or Loans for all purposes of this Agreement as of the date such amount is made available to the Company. The failure of any Lender to make the advances to be made by it as part of any borrowing shall not relieve any other Lender of its obligation hereunder to advance its applicable Percentage Share, but no Lender shall be responsible for the failure of any other Lender to make any such advance.

(4) The Administrative Agent shall make the principal amount of requested Loans approved in accordance with this Paragraph 5(b) available to the Company by wiring such amount in immediately available same day funds to the Funding Account no later than: (i) in the case of Loans other than Swing Line Loans, 11:30 a.m. (Los Angeles time) on the date of such request, and (ii) in the case of Swing Line Loans, 1:30 p.m. (Los Angeles time) on the proposed funding date therefor.

(5) Each request for a Standard Loan, a Gestation Loan or a Swing Line Loan shall be in the minimum amount of $500,000.00.

(6)    The Company may elect to convert or continue Effective
Fed Funds Rate Loans, Reference Rate Loans and/or Eurodollar
Loans outstanding on any date consistent with the timing requirements set forth in Paragraph 4(c) above.

5(c) Notes. The obligation of the Company to repay the Loans shall be evidenced by notes payable to the order of each Lender, as applicable, in the forms of those attached hereto as Exhibit A-I (the "Tranche A Notes"), Exhibit A-2 (the "Tranche B Notes"), and Exhibit A-3 (the "Tranche C Note"). Upon any advance, conversion or prepayment of a Loan as provided herein, each Lender is hereby authorized to record the date and amount of each such advance and conversion made by such Lender, or the date and amount of each such payment or prepayment of principal of such Loan, the applicable Interest Period, if any, and interest rate with respect thereto, on the schedules annexed to and constituting a part of its respective Notes (or by any analogous method any Lender may elect consistent with its customary practices) and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. The failure of any Lender to make any such notation or the inaccuracy of any notation shall not affect in any manner or to any extent the obligations of the Company under the Loan Documents.

5(d) Borrowing Base Conformity.

(1) In support of its obligation to repay Standard Loans and Swing Line Loans, the Company shall cause the Collateral Value of the Warehouse Borrowing Base to be not less than, at any date, the aggregate principal amount of Standard Loans and Swing Line Loans outstanding on such date (including any Standard Loans and Swing Line Loans to be funded on such date but excluding Loans which will be repaid with proceeds of Loans to be advanced on such date).

(2) In support of its obligations to repay Gestation Loans hereunder, the Company shall cause the Collateral Value of the Gestation Loans Borrowing Base to be not less than, at any date, the aggregate principal amount of Gestation Loans outstanding on such date, including any Gestation Loans to be funded on such date.


(3) The Company shall promptly prepay, upon telephonic demand by the Administrative Agent: (i) Standard Loans and/or Swing Line Loans to the Administrative Agent on behalf of the Lenders on any day in the amount of any shortfall in the Collateral Value of the Warehouse Borrowing Base, as determined pursuant to subparagraph (1) above, and (ii) Gestation Loans to the Administrative Agent on behalf of the Lenders on any day in the amount of any shortfall in the Collateral Value of the Gestation Loans Borrowing Base, as determined pursuant to subparagraph (2) above.

(4) If, but only if, at such time as the Company shall be required to prepay Loans under subparagraphs (3)(i) of this Paragraph 5(d) there shall not have occurred and be continuing an Event of Default or Potential Default, in lieu of prepaying the Standard Loans or Swing Line Loans, the Company may deliver to the Collateral Agent additional Eligible Mortgage Loans with an aggregate Unit Collateral Value such that the Company shall be in compliance with the requirement of subparagraph (1) above.

(5) If, but only if, at such time as the Company shall be required to prepay Loans under subparagraphs (3)(ii) of this Paragraph 5(d) there shall not have occurred and be continuing an Event of Default or Potential Default, in lieu of prepaying the Gestation Loans, the Company may deliver to the Collateral Agent additional Eligible Gestation Mortgage Loans with an aggregate Unit Collateral Value such that the Company shall be in compliance with the requirement of subparagraph (2) above.

5(e) Nature and Place of Payments. All payments made on account of the Obligations shall be made without setoff or counterclaim in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Administrative Agent (i) by 10:00 a.m. (Los Angeles time) on the day of payment on account of Obligations other than Swing Line Loans and (ii) by 2:00 p.m. (Los Angeles time) in the case of payments on account of Swing Line Loans, it being expressly agreed and understood that if a payment is received after 10:00 a.m. or 2:00 p.m. (Los Angeles time), as applicable, by the Administrative Agent, such payment will be considered to have been made on the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. Except as otherwise provided in Paragraph 4(i) above, all payments on account of the Obligations shall be made to the Administrative Agent through its office located at the address listed on Schedule I hereof. If any payment required to be made by the Company hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. All amounts received by the Administrative Agent on account of the Obligations shall be disbursed by the Administrative Agent promptly to the Lenders by wire transfer on the date of receipt if received by the Administrative Agent before 10:00 a.m. or 2:00 p.m. (Los Angeles time), as applicable, or if received later, by 12:00 noon (Los Angeles time) on the next succeeding Business Day, without further interest payable by the Administrative Agent.

5(f) Prepayments.

(1) Subject to the provisions of Paragraph 4(h), the Company may prepay Effective Fed Funds Rate Loans and Reference Rate Loans in whole or in part at any time and the Company may prepay Eurodollar Loans in whole or in part upon three Business Days' notice to the Administrative Agent.

(2) Loans are subject to mandatory prepayment pursuant to Paragraph 5(d) above and, in addition, by application of proceeds of the sale or other disposition of Collateral as provided in the Security Agreement.

(3) The Company shall pay in connection with any prepayment hereunder all interest accrued but unpaid on the Loans to which such prepayment is applied (including any prepayment premium that may be due under Paragraph 4(h) above) concurrently with payment to the Administrative Agent of any principal amounts.

5(g) Allocation of Payments Received.

(1) Prior to the occurrence of an Event of Default and acceleration of all Loans outstanding hereunder or termination of the commitments of the Lenders to advance Loans hereunder, amounts received by the Administrative Agent as proceeds of the sale or other disposition of Eligible Mortgage Loans and Eligible Mortgage-Backed Securities, including without limitation all amounts from time to time deposited in the Settlement Account, shall be allocated among the Lenders as follows:

(i) First, to the Swing Line Lender to repay all outstanding
Swing Line Advances;

(ii) Then, pro rata to the Lenders in accordance with their respective Percentage Shares, until the principal amount of the Loan or Loans initially advanced against such Eligible Mortgage Loans and/or Eligible Mortgage-Backed Securities has been paid in full;

(iii) Then, the balance, if any, to the Company.

(2) Following the occurrence of an Event of Default and acceleration of all Loans outstanding hereunder or termination of the commitments of the Lenders to advance Loans hereunder, all amounts received by the Administrative Agent on account of the Obligations shall be disbursed by the Administrative Agent as follows:

(i) First, to the payment of fees owing to and expenses incurred by the Administrative Agent and the Collateral Agent in the performance of their respective duties and enforcement of their respective rights under the Loan Documents, including, without limitation, all costs and expenses of collection, attorneys' fees, court costs and foreclosure expenses;

(ii) Then, to the repayment of all outstanding Swing Line
Advances;

(iii) Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until the principal amount of all Loans outstanding are paid in full;

(iv) Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until all interest accrued on all Loans is paid in full;

(v) Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until all fees and any other
Obligations accrued by and due each Lender and the Administrative Agent are paid in full; and

(vi) Then, to such Persons as may be legally entitled thereto.

6.    Collateral Security; Additional Documents.

6(a) Security Agreement. As collateral for the Obligations the Company shall execute and deliver to the Administrative Agent:
(1) a security agreement in the form of that attached hereto as Exhibit B (the "Security Agreement"), pursuant to which the Company shall pledge, assign and grant to the Collateral Agent for the pro rata, pari passu benefit of the Lenders a first priority, perfected security interest in and lien upon the Collateral, and (2) such UCC-1 financing statements as the Administrative Agent may reasonably require.

6(b) Further Documents. The Company agrees to execute and deliver and to cause to be executed and delivered to the Administrative Agent on behalf of the Lenders from time to time such confirmatory or supplementary security agreements, financing statements and other documents, instruments and agreements as the Administrative Agent may reasonably request, which are in the Administrative Agent's judgment reasonably necessary or desirable to obtain and maintain for the Lenders and the Administrative Agent the benefit of the Loan Documents and the Collateral.

7.   Conditions to Making of Loans.

7(a) First Loan. As conditions precedent to any Lender's obligation to fund the first Loan hereunder:

(1) The Company shall have delivered or shall have had delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Lenders and their counsel, each of the following:

(i)  A duly executed copy of this Agreement;

(ii) A duly executed copy of the Security Agreement;

(iii)     Duly executed originals of each of the Notes;

(iv) Duly executed copies of all financing statements and other documents, instruments and agreements, properly executed, deemed necessary or appropriate by the Administrative Agent, in its reasonable discretion, to create and/or continue in favor of the Collateral Agent for the pari passu benefit of the Lenders a first priority perfected security interest in and lien upon the Collateral;

(v) Certified copies of resolutions of the Board of Directors of the Company approving the execution and delivery of the Loan
Documents, the performance of the Obligations and the consummation of the transactions contemplated thereby;

(vi) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute the Loan
Documents;

(vii)     [Intentionally Omitted]

(viii) A copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of California as of a recent date;

(ix) A copy of the Bylaws of the Company, certified by the Secretary or an Assistant Secretary of the Company as of the date of this Agreement as being accurate and complete;

(x) A certificate of the Secretary of State of the State of California certifying that the Company is in good standing as of a recent date;

(xi) A certificate of an executive officer of the Company in the form of that attached hereto as Exhibit D dated as of the date of this Agreement;

(xii) A certificate of a Responsible Financial Officer of the Company, demonstrating in detail satisfactory to the Administrative Agent the Company's compliance with the financial covenants set forth in Paragraph 10(m) below at and as of December 31, 1998 and the financial covenants set forth in Paragraphs 10(i), (j), (k) and (1) at and as of April 30, 1999;

 (xiii) A Loan Request requesting Loans hereunder in an amount not less than all Indebtedness of the Company under the Existing
Credit Facilities as if such date; and

(xiv) Evidence reasonably satisfactory to the Administrative Agent that upon the funding of the first Loan hereunder all Indebtedness of the Company outstanding under the Existing Credit Facility will be paid in full and the credit facility evidenced thereby terminated.

(2) All acts and conditions precedent (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

(3) All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents, shall be satisfactory in form and substance to the Lenders and their counsel.

(4) All fees required to be paid pursuant to Paragraph 40) above on the Effective Date shall have been paid.

7(b) Ongoing Loans. As conditions precedent to each Lender's obligation or agreement to make any Loan hereunder (other than any Standard Loan advanced by the Lenders to repay Swing Line Loans), including the first Loan and including the conversion of any Loan from or into a Eurodollar Loan or the continuation of any Eurodollar Loan after the end of the applicable Interest Period, at and as of the date of the funding, conversion or continuation:

(1) There shall have been delivered to the Administrative Agent a Loan and/or Interest Rate Election Request therefor;

(2) The representations and warranties of the Company contained in the Loan Documents shall be accurate and complete in all respects as if made on and as of the date of such funding, conversion or continuance;

(3) There shall not have occurred an Event of Default or Potential Default; and

(4)  Following the funding of the requested Loan:

(i) the aggregate principal amount of Loans advanced by any Lender will not exceed its respective Maximum Commitment; and

(ii) a. the aggregate principal amount of Loans outstanding will not exceed the Aggregate Credit Limit; b. the applicable limitations of Paragraphs l(a), 2(a), 3(a) and 5(d) above will not be exceeded; c. the aggregate principal amount of Standard Loans and/or Swing Line Loans outstanding will not exceed the Collateral Value of the Warehouse Borrowing Base, and d. the aggregate principal amount of Gestation Loans outstanding will not exceed the Collateral Value of the Gestation Loans Borrowing Base.

By delivering a Loan and/or Interest Rate Election Request to the Administrative Agent hereunder, the Company shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in subparagraphs (b)(2) through
(b)(4) above.

8.  Representations and Warranties of the Company and the Company.

As an inducement to the Administrative Agent and each Lender to enter into this Agreement and to make Loans as provided herein, the Company represents and warrants to the Administrative Agent and each Lender that:

8(a) Financial Condition. The financial statements dated the Statement Date and the Interim Date, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly in accordance with GAAP the financial condition of the Company and its consolidated Subsidiaries at such dates and the consolidated (and, in the case of the financial statements dated the Interim Date, consolidating) results of their operations and changes in financial position for the fiscal periods then ended, subject, in the case of the Interim Date financial statements, to normal year-end adjustments.

8(b) No Change. Since the Statement Date there has been no material adverse change in the business, operations, assets or financial or other condition of the Company or the Company and its consolidated Subsidiaries taken as a whole.

8(c) Corporate Existence; Compliance with Law. The Company: (1) is duly organized, validly existing and in good standing as a corporation under the laws of the State of California and is qualified to do business in the State of California and in each other jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify could have a Material Adverse Effect, (2) has the corporate power and authority to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which is reasonably likely to have a Material Adverse Effect.

8(d) Corporate Power; Authorization; Enforceable Obligations. The Company has the corporate power and authority to execute, deliver and perform the Loan Documents and to obtain extensions of credit hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents, and the borrowing hereunder. The Loan Documents have been duly executed and delivered on behalf of the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

8(e) No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law applicable to, or any Contractual Obligation of, the Company or create or result in the creation of any Lien (except the Lien created by the Security Agreement) on any assets of the Company.

8(f) No Material Litigation. Except as disclosed on Exhibit E hereto, no litigation, investigation or proceeding of or before any arbitrator, court or Governmental Authority is pending (or, to the knowledge of the Company, threatened) by or against the Company or any of its Subsidiaries or against any of such parties' properties or revenues which is reasonably likely to be adversely determined and which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

8(g) Taxes. The Company and each of its Subsidiaries have filed or caused to be filed in a timely manner all tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property prior to the time that a penalty arises with respect thereto, other than taxes which are being contested in good faith by appropriate proceedings and as to which the Company or applicable Subsidiary has established adequate reserves in conformity with GAAP.

8(h) Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

8(i) Subsidiaries. Attached hereto as Exhibit F is an accurate and complete list of all Subsidiaries of the Company existing on the Effective Date, their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

8(j) Federal Reserve Board Regulations. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of such terms under Regulation U. No part of the proceeds of any Loan will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

8(k) ERISA. The Company and each of its Subsidiaries are in compliance in all respects with the requirements of ERISA and no Reportable Event has occurred under any Plan maintained by the Company or any of its Subsidiaries which is likely to result in the termination of such Plan for purposes of Title IV of ERISA.

8(l) Assets. The Company and each of its Subsidiaries have good and marketable title to all property and assets reflected in the financial statements referred to in Paragraph 8(a) above, except property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the respective dates thereof. Except as reflected in the financial statements referred to in Paragraph 8(a) above or as permitted under Paragraph 10(a) below, neither the Company nor any of its Subsidiaries has outstanding Liens on any of its properties or assets nor are there any security agreements to which the Company or any of its Subsidiaries is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property.

8(m) Securities Acts. Neither the Company nor any of its Subsidiaries has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act"), or any other law, and is not violating any rule, regulation or requirement under the Act or the Securities Exchange Act of 1934, as amended. The Company is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Notes.

8(n) Consents, etc. Except for consents, approvals and authorizations previously obtained, no consent, approval or authorization of, or registration, declaration or filing with, any Person is required in connection with the execution and delivery by the Company of the Loan Documents or the borrowing hereunder (other than filings to perfect the Liens granted by the Company pursuant to the Security Agreement) or the performance by the Company of or compliance by the Company with the terms, provisions and conditions hereof or thereof.

8(o) Year 2000 Compliance. The Company has conducted a comprehensive review and assessment of the Company's computer applications and made inquiry of the Company's key suppliers and vendors with respect to the 'year 2000 problem' (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and, based on that review and inquiry, the Company does not believe the year 2000 problem will result in a material adverse change in the Company's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Obligations.

9. Affirmative Covenants. The Company hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Obligations remain unpaid or any Lender has any obligation to make Loans hereunder and thereafter as provided in Paragraphs 9(g) and 9(j) below, the Company shall:

9(a) Financial Statements. Furnish or cause to be furnished to the Administrative Agent and each Lender directly:

(1) Within ninety (90) days after the last day of each fiscal year of the Company and its Subsidiaries, consolidated and consolidating statements of income and statements of changes in financial position for such year and balance sheets as of the end of such year presented fairly in accordance with GAAP and, in the case of the Company, the requirements of HUD Handbook IG 4000.3 REV and accompanied, in all cases, by an unqualified report of a firm of independent certified public accountants acceptable to the Administrative Agent; accompanied in each case by a certificate of the chief financial officer of the Company demonstrating in detail satisfactory to the Administrative Agent the Company's compliance with the financial covenants set forth in Paragraphs 10 (i), 0), (k), (1) and (m) below as of and at the end of such fiscal year; and

(2) Within thirty (30) days after the last day of each fiscal quarter except the last fiscal quarter of each fiscal year of the Company, consolidated and consolidating statements of income for such fiscal quarter and balance sheets as of the end of such fiscal quarter of the Company accompanied in each case by a certificate of the chief financial officer of the Company stating that such financial statements are presented fairly in accordance with GAAP and demonstrating in detail satisfactory to the Administrative Agent the Company's compliance with the financial covenants set forth in Paragraphs 10 (i), (j), (k),
(1) and (m) below as of and at the end of such fiscal quarter.

9(b) Certificates; Reports; Other Information. Furnish or cause to be furnished to the Administrative Agent and each of the Lenders directly (and in the case of item (4) below, to the Administrative Agent and the Collateral Agent directly):

(1) If so requested by the Administrative Agent, no later than the fifth and twentieth calendar days of each month as of the last day of the immediately preceding month and the fifteenth day of such month, respectively, and at such other times as the Administrative Agent may reasonably request, a Borrowing Base Certificate;

(2) No later than the thirtieth day of each calendar month a Collateral Status Report; and no later than the thirtieth day after the last day of each fiscal quarter, a warehouse and commitment position report, a pipeline report and a delinquency report, all in form and substance satisfactory to the Administrative Agent;

(3) At the time any such report is filed with the Securities and Exchange Commission, a copy of each of the Company's annual
10K and quarterly 10Q reports as so filed;

(4) No later than 9:00 a.m. (Los Angeles time) on each Business Day in which any Eligible Mortgage-Backed Security is included in the Warehouse Borrowing Base, a report on the face amount of each Eligible Mortgage-Backed Security included in the Warehouse Borrowing Base, and the purchase price thereof pursuant to page 305 of the Knight-Ridder report for such day (with a copy of a print-out of such page); and

(5) Promptly, such additional financial and other information, including, without limitation, financial statements of the Company, any Affiliate or any Approved Investor (other than FNMA or FHLMC), and information regarding the Collateral as any Lender, through the Administrative Agent, may from time to time reasonably request, including, without limitation, such information as is necessary for any Lender to participate out any of its interests in Loans hereunder or to enable another financial institution to become a signatory hereto.

9(c) Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except: (1) Indebtedness being contested in good faith and for which provision is made to the satisfaction of the Administrative Agent for the payment thereof in the event the Company is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Company, and (2) Indebtedness consisting of taxes so long as the same are paid prior to the time that a penalty arises with respect thereto and that the failure to have paid such taxes has not resulted in the existence of a Lien on any Collateral included in the computation of the Collateral Value of the Warehouse Borrowing Base or the Collateral Value of the Gestation Loans Borrowing Base.

9(d) Maintenance of Existence and Properties. Maintain its corporate existence and obtain and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, including, without limitation, all approvals with respect to GNMA, FNMA, FHLMC, FHA and VA, and comply with each Contractual Obligation of and Requirement of Law applicable to the Company, the failure to comply with which is reasonably likely to have a Material Adverse Effect. The Company will at all times be a FNMA, GNMA and FHLMC approved Seller/Servicer and an approved issuer of GNMA Mortgage-Backed Securities.

9(e) Inspection of Property; Books and Records; Audits.

(1) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law applicable to the Company shall be made of all dealings and transactions in relation to its business and activities; and

(2) Permit representatives of the Administrative Agent or any Lender to: (i) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during business hours and upon not less than twenty four (24) hours prior notice (which may be telephonic) and as often as may reasonably be desired by the Administrative Agent or any Lender, (ii) discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of such parties, and with their independent certified public accountants, and
(iii) conduct periodic operational audits of the Company's business and/or operations.

9(f) Notices. Promptly give written notice to the Administrative
Agent and each Lender directly of:

(1) The occurrence of any Potential Default or Event of Default;

(2) Any litigation or proceeding affecting the Company or any of its Subsidiaries or the Collateral which is reasonably likely to be adversely determined and is reasonably likely to have a Material Adverse Effect.

(3) The incurrence by the Company of any obligation in connection with any derivatives transaction outside of the normal course of business of the Company;

(4) Any event or anticipated event, including, without limitation, the unavailability of pool insurance or other forms of credit enhancement, which the Company anticipates is likely to adversely affect the timely planned issuance of any Mortgage-Backed Security which would have been supported by Mortgage Loans owned by the Company;

(5) Receipt by the Company of written notice from any Person that any pooling and servicing contract under which the Company acts as servicer has been or may in the future be terminated
"for cause;" and

(6)  Any  changes in the President, Chief Executive  Officer  or
Chief Financial Officer of the Company.

9(g) Expenses. Pay all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) of: (1) the Administrative Agent incident to the preparation, negotiation and administration of the Loan Documents and the protection of the rights of the Lenders and the Administrative Agent under the Loan Documents, and (2) following the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent and each of the Lenders incident to the enforcement of payment of the

Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a "workout" of the Obligations; provided, however, that in no event shall the Company be liable hereunder for any cost or expense relating to the sale of participations or assignments pursuant to Paragraph 13 below. The obligations of the Company under this Paragraph 9(g) shall be effective and enforceable whether or not any Loan is advanced by any Lender hereunder and shall survive payment of all other Obligations.

9(h) Loan Documents. Comply with and observe all terms and conditions of the Loan Documents.

9(i) Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, including, without limitation, errors and omissions coverage and fidelity coverage, and furnish the Administrative Agent on request full information as to all such insurance.

9(j) Indemnification. Indemnify, defend and hold harmless the Administrative Agent, each Lender and their respective directors, officers, employees, attorneys and agents (each, an "Indemnified Party") from and against any and all claims, obligations, penalties, actions, suits, judgments, reasonable costs and disbursements, losses, liabilities and damages (including, without limitation, reasonable attorneys' fees) of any kind whatsoever (collectively and severally, "Claims") which may at any time be imposed on, assessed against or incurred by such Indemnified Party in any way relating to or arising out of the Loan Documents or the transactions contemplated thereby or any action reasonably taken or omitted to be taken by such Indemnified Party in connection with the foregoing; provided, however, that the Company shall not be liable for any portion of any Claims arising out of or resulting from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party agrees that it will promptly notify the Company of any claim, action or suit asserted or commenced against it and that the Company may assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party at the Company's sole expense, that such Indemnified Party will cooperate with the Company on such defense, and that such Indemnified Party will not settle any such claim, action or suit without the consent of the Company; provided, however, that in the event such Indemnified Party is not reasonably satisfied with such defense, such Indemnified Party may assume such defense with counsel satisfactory to such Indemnified Party at the Company's sole expense. Notwithstanding the foregoing, the Company shall not be liable to any Indemnified Party for any claim (i) arising from lawsuits relating to claims of any Indemnified Party against any other Indemnified Party, (ii) arising from disputes among the Indemnified Parties regarding the allocation among any of such Persons of any payment properly made by the Company in accordance with the Loan Documents or
(iii) relating to the sale of participations or assignments pursuant to Paragraph 13 below. The indemnification obligations of the Company under this Paragraph 90) shall survive termination of this Agreement and payment in full of the Obligations.

9(k) Shipment of Collateral. Direct the Collateral Agent to ship
Mortgage Loans and Mortgage-Backed Securities included in the Warehouse Borrowing Base or the

Gestation Loans Borrowing Base only to Approved Investors or otherwise consistent with the provisions of the Loan Documents.

10. Negative Covenants. The Company hereby agrees that, as long as any Obligations remain unpaid or any Lender has any obligation to make Loans hereunder, the Company shall not, nor shall the Company permit any Subsidiary of the Company to, at any time, directly or indirectly:

10(a) Liens. Create, incur, assume or suffer to exist, any Lien upon the Collateral except as contemplated by the Security Agreement or create, incur, assume or suffer to exist any Lien upon any of its other property and assets (including servicing rights) except:

(1) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided the Company or the Subsidiary, as applicable, shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

(2) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the Company's or the Subsidiary's business;

(3) Purchase money security interests for property hereafter acquired, conditional sale agreements, or other title retention agreements, with respect to property hereafter acquired; provided, however, that no such security interest or agreement shall affect any servicing rights or extend to any property other than the property acquired; and

(4)  Liens securing Permitted Other Secured Debt.

10(b) Mandatory Commitments. Fail to hold Take-Out Commitments in an aggregate amount necessary to provide for the sale of all Mortgage Loans included in the Warehouse Borrowing Base and the Gestation Loans Borrowing Base other than Eligible Uncommitted Mortgage Loans.

10(c) Indebtedness. Create, incur, assume or suffer to exist, or otherwise become or be liable in respect of, any Indebtedness except:

(1)  The Obligations;

(2) Indebtedness reflected in the financial statements referred to in Paragraph 8(a) above other than pursuant to the Existing Credit Facilities;

(3) Trade debt incurred in the ordinary course of business, paid within forty five (45) days after the same has become due and payable or which is being contested in good faith, provided provision is made to the satisfaction of the Administrative Agent for the eventual payment thereof in the event it is found that such contested trade debt is payable by the Company;

(4)    Indebtedness secured by Liens permitted under Paragraph
10(a) above; and

(5)  Permitted Other Debt, including Permitted Other Secured
Debt.

10(d) Consolidation and Merger. Liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination unless: (1) the Company involved therewith remains as a separate surviving corporation following any such consolidation, merger, partnership, joint venture, syndicate or other combination, and (2) no Potential Default or Event of Default exists immediately prior to, or will occur as a result of, such consolidation, merger, partnership, joint venture, syndicate or other combination.

10(e) Acquisitions. Purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any Person other than in the ordinary course of business (it being expressly agreed and understood that acquisitions if servicing and mortgage loan inventory are normal course of business activities).

10(f) Payment of Dividends. Declare or pay any dividends upon any shares of the Company's stock now or hereafter outstanding, except dividends payable in the capital stock of the Company, or make any distribution of assets to its stockholders as such, whether in cash, property or securities if upon the payment thereof there would exist an Event of Default or Potential Default.

10(g) Investments; Advances. Make or commit to make any advance, loan or extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person.

10(h) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property), whether now owned or hereafter acquired, other than in the ordinary course of business and at fair market value (it being expressly agreed and understood that the sale or other disposition of Mortgage Loans with or without servicing released or Mortgage Backed Securities is in the ordinary course of business).

10(i) Minimum Net Worth Tests. Permit at any date the Company's
(1) Adjusted Tangible Net Worth be less than $25,000,000.00, or
(2) GAAP Net Worth to be less than $15,000,000.00.

10(j) Debt to Net Worth Ratio. Permit its ratio at any date of Total Debt to Adjusted Tangible Net Worth to be more than
5.0:1.0.

10(k)  Current  Ratio. Permit its ratio at any date  of  Current
Assets to Current Liabilities to be less than 1.08:1.0.

10(l) Servicing Portfolio. Fail to maintain a servicing portfolio with respect to residential mortgage loans with an aggregate outstanding principal balance of at least $1,000,000,000.00, the servicing rights with respect to which are subject only to the Lien created by the Security Agreement and other Liens permitted under Paragraph 10(a) above, excluding for purposes of determining compliance herewith all Company and Affiliate-owned residential mortgage loans.

10(m) Net Loss Limitation. Permit its net losses (determined in accordance with GAAP) for any fiscal year of the Company to exceed $2,000,000.

10(n) Modification of Policies and Procedures. Make any material change in (1) its underwriting policies and procedures which would, due to reduced standards of creditworthiness for potential Obligors or reduced standards of approval for Property securing a Mortgage Loan, result in the expansion of the pool of potential Obligors on Mortgage Loans originated or purchased by the Company or such Subsidiary, or (2) its hedging policies relating to Mortgage Loans and Mortgage-Backed Securities, as such are in effect on the Effective Date.

10(o) Subsidiaries. Create or permit the creation of any Subsidiary not in existence as of the Effective Date.

10(p) Transactions with Affiliates. Purchase, acquire or lease any property from, or sell, transfer or lease any property to, lend or advance any money to, borrow any money from, guarantee any obligation of, acquire any stock, obligations or securities of, or enter into any management or similar fee arrangement with, any Affiliate, other than on an arms-length basis upon terms and conditions comparable to those that could be reached with a third party.

10(q) Change in Control. Permit any change to occur in the Company's senior management, or in the ownership or control of the Company.

11. Events of Default. Upon the occurrence of any of the following events (an "Event of Default"):

11(a) The Company shall fail to pay any Obligation on the date when due; or

11(b) Any representation or warranty made or deemed made by the Company in any Loan Document or in connection with any Loan
Document shall be inaccurate or incomplete in any respect on or as of the date made or deemed made; or

11(c) The Company shall fail to maintain its corporate existence or shall default in the observance or performance of any covenant or agreement contained in Paragraph 10 above or in the Security Agreement; or

11(d) The Company shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for ten (10) days; or

11(e) The Company or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness
(other than the Obligations) or any other event shall occur, the effect of which other event is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

11(f) (1) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (1), (2) or (3) above; or (5) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

11(g) (1) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan,
(2) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or nor waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to
Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by the Company or any of its Subsidiaries or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, is likely to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company or any of its Subsidiaries; or

11(h) Any judgment or decree shall be entered against the Company or any of its Subsidiaries and shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or

11(i) Ten percent (10%) or more by number of Mortgage Loans held by the Collateral Agent as Collateral under the Security
Agreement shall cease to be Eligible Mortgage Loans during any consecutive sixty (60) day period; or

11(j) A material adverse change occurs, or is reasonably likely to occur, in the Company's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Obligations;

                              THEN,

(1) Automatically upon the occurrence of an Event of Default under Paragraph 11(f) above,

(2) At the option of any Lender upon the occurrence of an Event of Default under Paragraph 11 (a) above, and

(3) In all other cases, at the option of the Majority Lenders, each Lender's obligation to make Loans hereunder shall terminate and/or the principal balance of outstanding Loans and interest accrued but unpaid thereon and all other Obligations shall become immediately due and payable, without demand upon or presentment to the Company, which are expressly waived by the Company.

12.  The Administrative Agent.

12(a) Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and such Lender hereby irrevocably authorizes the Administrative Agent, as the agent of such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

12(b) Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12(c) Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person's own gross negligence or willful misconduct)~ or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Company to perform its obligations hereunder. The Administrative Agent shall be under no obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Company.

12(d) Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes. As to the Lenders: (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Majority Lenders or all of the Lenders, as appropriate, or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent's gross negligence or willful misconduct), and (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Majority Lenders or all of the Lenders, as appropriate, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

12(e) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Majority Lenders (or any Lender with respect to an Event of Default under Paragraph 11 (a) above)), provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

12(f) Non-Reliance on Administrative Agent or Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or furnished to the Administrative Agent for distribution to the Lenders, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12(g) Back-Up Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Obligations.

12(h) Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent hereunder. With respect to such loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders'~ shall include the Administrative Agent in its individual capacity.

12(i) Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent under the Loan Documents upon ninety (90) days' notice to the Lenders and agrees that it will so resign in the event it ceases to hold any Percentage Share of the Obligations. If the Administrative Agent shall resign, then the Majority Lenders shall appoint from among the Lenders a successor agent or, if the Majority Lenders are unable to agree on the appointment of a successor agent, the retiring Administrative Agent shall appoint a successor agent for the Lenders (which successor agent, assuming that there does not exist a Potential Default or Event of Default, shall be subject to approval by the Company, which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the retiring Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the other Loan Documents or successors thereto. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Paragraph 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

13.  Additional Lenders; Assignments and Participations;
Increases in Availability.

13(a)     Addition of New Lender.

(1) Subject to the limitation on the Maximum Aggregate Credit Limit, the Company or any Lender may at any time propose that one or more financial institutions (each, an "Applicant Financial Institution") become an additional Lender hereunder. At such time, the Company or such Lender, as applicable, shall notify the other parties hereto, including the Administrative Agent, of the identity of such Applicant Financial Institution and such Applicant Financial Institution's proposed Maximum Commitment. The addition of any Applicant Financial Institution shall be subject to:

(i) If such Applicant Financial Institution is proposed for inclusion as a Lender hereunder by an existing Lender, the prior written consent of the Company and the Administrative Agent, and if such Applicant Financial Institution is proposed for inclusion as a Lender hereunder by the Company, the prior written consent of the Administrative Agent, none of which consents shall be unreasonably withheld and which, if given, shall be given in writing to the other parties hereto no later than the tenth day following receipt by the Company and/or the Administrative Agent of a written request for the inclusion of such Applicant Financial Institution as a Lender hereunder; and

(ii) Delivery of each of the items and the occurrence of each of the events described in subparagraph (2) below.

(2) Assuming delivery of the consent of the Company and/or the Administrative Agent as required pursuant to subparagraph
(1)(i) above, the Administrative Agent, the Company and, if such Applicant Financial Institution will be acquiring a portion of an existing Lender's Maximum Commitment by way of assignment from such existing Lender, such existing Lender, shall mutually agree on the Adjustment Date on which such Applicant Financial Institution shall become a party hereto and a Lender hereunder. On such Adjustment Date:

(i) The Administrative Agent shall deliver to the Company and each of the Lenders a replacement Commitment Schedule to be effective as of such Adjustment Date, reflecting the Aggregate Credit Limit and the Lenders' respective Maximum Commitments and Percentage Shares.

(ii) No later than 11:30 a.m. (Los Angeles time) on such Adjustment Date, such Applicant Financial Institution shall pay to the Administrative Agent an amount equal to such Applicant Financial Institution's Percentage Share of Loans outstanding. The Administrative Agent shall thereupon remit to the Lenders their Percentage Shares of such funds. Following such Adjustment Date, fees and interest accrued on the Obligations to but not including such Adjustment Date shall be payable to the Lenders in accordance with their respective Percentage Shares prior to such Adjustment Date before giving effect to the readjustment thereof pursuant to the Commitment Schedule provided by the Administrative Agent on such Adjustment Date.

(iii) If such Applicant Financial Institution is acquiring a portion of an existing Lender's Maximum Commitment and Percentage Share by way of assignment from such existing Lender, the Administrative Agent, the Company, the assigning Lender and the Applicant Financial Institution shall execute and deliver an Assignment Agreement, or if such Applicant Financial Institution is becoming a Lender hereunder as a result of an increase in the Aggregate Credit Limit, the Administrative Agent, the Company and the Applicant Financial Institution shall execute and deliver an Additional Lender Agreement, either of which Assignment Agreement or Additional Lender Agreement shall constitute an amendment to this Agreement and the other Loan Documents to the extent necessary to reflect the inclusion of the Applicant Financial Institution as a Lender hereunder.

(iv)  The  Company shall execute and deliver to  such  Applicant
Financial Institution a Tranche A Note and a Tranche B Note.

(v)  The  Applicant  Financial  Institution  shall  pay  to  the
Administrative Agent a registration fee of $3,500.00.

Subject to the requirements described above, on the Adjustment Date the Applicant Financial Institution shall become a party hereto and a Lender hereunder and shall be entitled to all rights, benefits and privileges accorded a Lender under the Loan Documents and shall be subject to all obligations of a Lender under the Loan Documents.

13(b) Assignments Among Existing Lenders. Any Lender may, with the consent of the Company, such consent not to be unreasonably withheld, at any time agree to assign a portion of such Lender's Maximum Commitment and Percentage Share to an existing Lender (a "Transferee Lender"). In such event, such Lender and the Transferee Lender shall so notify the Administrative Agent and the Company of the Adjustment Date on which such assignment is to be effective. On such Adjustment Date:

(1) The Company shall deliver to the Administrative Agent and each of the Lenders a Commitment Schedule to be effective as of such Adjustment Date, reflecting the Aggregate Credit Limit and the Lenders' respective Maximum Commitments and Percentage Shares.

(2) The Administrative Agent, the Company, the assigning Lender and the Transferee Lender shall execute and deliver an Assignment Agreement, which shall constitute an amendment to this Agreement and the other Loan Documents to the extent necessary to reflect such transfer.

(3) No later than 12:30 p.m. (Los Angeles time) on such Adjustment Date, the Transferee Lender shall pay to the Administrative Agent an amount equal to such Transferee Lender's Percentage Share of Loans outstanding in excess of such Transferee Lender's previous Percentage Share thereof. The Administrative Agent shall thereupon remit to the transferring Lender the amount thereof.

13(c) Minimum Loan Commitment. Notwithstanding anything to the contrary contained herein, the inclusion of any Applicant Financial Institution as a Lender hereunder pursuant to Paragraph 13(a) above and the assignment by an existing Lender of a portion of such Lender's Maximum Commitment to a Transferee Lender pursuant to Paragraph 13(b) above shall be subject to the following restrictions:

(1) If an Applicant Financial Institution is acquiring a portion (but not all) of an existing Lender's Maximum Commitment by way of an assignment from such existing Lender, then such assignment of Maximum Commitment must be in the minimum amount of $10,000,000.00 (or if in a higher amount, in integral multiples of $5,000,000.00 in excess thereof) and such existing Lender must continue to hold a Maximum Commitment of not less than $15,000,000.00 following the consummation of the contemplated assignment;

(2) If an existing Lender is assigning a portion (but not all) of its Maximum Commitment to a Transferee Lender, such assignment of Maximum Commitment is in the minimum amount of $10,000,000.00 (or if in a higher amount, in integral multiples of $5,000,000.00 in excess thereof) and such existing Lender shall continue to hold a Maximum Commitment of not less than $15,000,000.00 following the consummation of the contemplated assignment.

13(d) Sub-Participations by Lenders. Any Lender may at any time sell participating interests in any of the Obligations held by such Lender and its Maximum Commitment hereunder; provided, however, that:

(1) No participation contemplated by this Paragraph 13(d) shall relieve such Lender from its obligations hereunder or under any other Loan Document;

(2) Such Lender shall remain solely responsible for the performance of such obligations;

(3)    The Company, the Administrative Agent, and the other
Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents;

(4) Such Lender shall not enter into participation agreements with any participants (other than Affiliates of such Lender) involving the sale of a participation interest in less than $10,000,000.00 of such Lender's Maximum Commitment for each $10,000,000.00 of Maximum Commitment held by such Lender;

(5) The participant under the participation agreement shall have no rights under the Loan Documents or to control the actions of the Lender selling such participation other than with respect to any amendment, modification or waiver which extends the due date for payment of any principal, interest or fees payable under the Loan Documents or reduces the interest rate or the amount of principal or fees applicable to the Obligations (except reductions contemplated by the Loan Documents); provided, however, that if such participation agreement grants rights to participants to approve such amendments, modifications and waivers, such participation agreement shall contain a voting mechanism whereby a majority of the portion of the Obligations owing to the Lender selling such participation (whether held by such Lender or participated) shall control the vote for all of that Lender's portion of the Obligations; and

(6) Except in the case of a sale of a participation to another Lender (which agrees to be bound by the participation terms hereof), any such participation agreement shall not permit the participant thereunder to transfer, pledge, assign, sell sub-participations in, or otherwise encumber its participation interest in the Obligations.

13(e) Federal Reserve Bank. Notwithstanding the provisions of Paragraphs 13(a) and 13(b) above, any Lender may at any time pledge or assign all or any portion of such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank.

13(f) Increases in Availability. From time to time the Company and any Lender (an "Increasing Lender") may agree, with the prior written consent of the Administrative Agent, to permanently or temporarily increase such Lender's Maximum Commitment and Percentage Share, the dollar amount of any such increase to be, subject to the Maximum Aggregate Credit Limit limitation, in the minimum dollar amount of $10,000,000.00 and integral multiples of $5,000,000.00 in excess thereof. The Company and the Increasing Lender shall agree on the

Adjustment Date for said increase and, if the increase is a temporary rather than permanent increase, the date on which said increase shall terminate (the "Temporary Increase Termination Date"). The Company shall deliver to the Administrative Agent and each of the Lenders a Commitment Schedule to be effective as of such Adjustment Date, and the Lenders shall purchase and sell among themselves Loans in amounts necessary to effect the new Percentage Shares as of such Adjustment Date. On the Temporary Increase Termination Date the aggregate amount of such Increasing Lender's Percentage Share of outstanding Standard Loans and Gestation Loans held by the Increasing Lender in excess of its Maximum Commitment after giving effect to the termination of the subject increase shall, if but only if at such Temporary Increase Termination Date there does not exist an Event of Default, be payable in full. If at the Temporary Increase Termination Date there exists an Event of Default, the temporary increase of the Increasing Lender shall continue in effect and, unless otherwise agreed by one hundred percent (100%) of the Lenders, shall be treated thereafter as a permanent increase in said Increasing Lender's Maximum Commitment.

14.  Miscellaneous Provisions.

14(a) No Assignment. The Company may not assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of one hundred percent (100%) of the Administrative Agent and the Lenders. Any purported assignment in violation of this Paragraph 14(a) shall automatically be deemed null and void. Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents or any document or agreement referred to herein or relating hereto shall inure to the benefit of each Lender, its successors and assigns, and shall be binding upon the Company and its respective successors and assigns.

14(b) Amendment. This Agreement may not be amended or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Majority Lenders, the Administrative Agent and the Company; provided, however, that without the prior written consent of one hundred percent (100%) of the Administrative Agent and the Lenders and (other than with respect to subparagraph (4) below) the Company, no amendment or waiver shall: (1) waive or amend any term or provision of Paragraphs 10 (i), (j), (k), (1) or (m) above or the definition of any Type of Collateral, (2) reduce the principal of, or interest on, the Loans, (3) modify the Aggregate Credit Limit or the Maximum Aggregate Credit Limit, (4) modify any Lender's Percentage Share, (5) modify the definition of "Majority Lenders," (6) extend the Maturity Date, or (7) amend this Paragraph 14(b) or any provision of this Agreement which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders. It is expressly agreed and understood that the failure by the required Lenders to elect to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make Loans hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement.

14(c) Cumulative Rights; No Waiver. The rights, powers and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, powers and remedies provided under any and all agreements among the Company, the Administrative Agent and the Lenders relating hereto and thereto, at law, in equity or otherwise. Any delay or failure by the Administrative Agent and the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Administrative Agent and the Lenders, and no single or partial exercise by the Administrative Agent and the Lenders of any right, power or remedy shall preclude any other or further exercise thereof or any exercise of any other rights, powers or remedies.

14(d) Entire Agreement. This Agreement and the other Loan Documents and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

14(e) Survival. All representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents on the part of the Company shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

14(f) Notices. All notices given by any party to the others to be given under the Loan Documents shall be in writing (including facsimile transmission) unless otherwise provided for herein, delivered personally or by depositing the same in the United States mail, registered, with postage prepaid, addressed to the party at the address set forth on Schedule I attached hereto. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

14(g) Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of California without giving effect to choice of law rules.

14(h) Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

14(i) Sharing of Payments. Subject to the provisions of Paragraph 5(g) above, if any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender's Percentage Share or, as applicable, Post-Default Percentage Share, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender agrees to exercise any and all rights of setoff, counterclaim or bankers' lien first fully against the Obligations held by such Lender, and only then to any other Indebtedness of the Company to such Lender.


14(j)  Waiver  of Jury Trial. EACH OF THE PARTIES HERETO  WAIVES
ITS  RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR  CAUSE
OF ACTION

BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH 14(j) AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14(k) Limitation on Interest. The Lenders, the Company and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof, such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time.

                    [SIGNATURE PAGE FOLLOWS]

IN   WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Agreement to be executed as of the day and year first above written.

FIRST MORTGAGE CORPORATION, a California corporation

By
Name
Title



NATIONSBANK, N.A., as Administrative Agent and as a Lender


By
Name
Title

AGNES J. MCALPINE
Vice President


SANWA BANK CALIFORNIA, as a Lender

By
Name
Title